Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2019 RESULTS
REVENUE OF $281.4 MILLION
EARNINGS PER SHARE OF $3.46
APPROVES DIVIDEND OF $0.80 PER SHARE

Westwood, MA – November 13, 2019 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for both the fiscal year and quarter ended August 31, 2019. The Company also announced a cash dividend of $0.80 per share to shareholders of record on November 26, 2019  and payable on December 4, 2019.

FULL YEAR 2019	FOURTH QUARTER 2019
● Revenue decreased 1% to $281.35M	● Revenue decreased 10% to $70.11M
● Operating income decreased 19% to $45.06M	● Operating income decreased 10% to $12.57M
● Net income decreased 24% to $32.71M	● Net income decreased 10% to $10.07M
● Diluted EPS decreased 24% to $3.46	● Diluted EPS decreased 9% to $1.07
● Net cash provided by operating activities increased 8% to $49.54M	● Net cash provided by operating activities increased 34% to $19.26M
● EBITDA decreased 19% to $61.28M*	● EBITDA decreased 14% to $16.92M*
● Adjusted EBITDA decreased 13% to $65.19M*	● Adjusted EBITDA decreased 11% to $17.48M*
● Adjusted Diluted EPS decreased 15% to $3.76*	● Adjusted Diluted EPS decreased 4% to $1.10*
● Free cash flow increased 10% to $47.05M*	● Free cash flow increased 34% to $18.61M*

* Reconciliations of the non-GAAP financial measures to Chase’s GAAP financial results are included at the end of this release.  See also “Use of Non-GAAP Financial Measures” below.

Adam P. Chase, President and Chief Executive Officer, commented, “Fiscal 2019 was characterized by the uncertainty of trade disputes and headwinds in key international markets, but a  relatively solid domestic sales performance. The year also saw us make progress with strategic site consolidations and the reorganization of our operating segments, a reflection of our growth over the last five years.

“Both full-year and fourth quarter revenue compared unfavorably to the prior year, with challenges faced in Asian markets and prolonged construction contraction in the Middle East, that was only partially tempered by organic sales growth in certain North American markets. The comparative bump of the full-year contribution of our superabsorbents business, acquired in the second quarter of the prior fiscal year, was partially offset by the loss in sales from our structural composites rod business, divested in the third quarter of fiscal 2018. Gross margin performance was similarly contracted compared to fiscal 2018, due to a less favorable sales mix, as well as increased material costs and expenses incurred to support service levels immediately following the consolidation of our Pawtucket, RI location.  However, improving our relative gross margins has been a primary focus, and the fourth quarter and second half showed improvement over each of the prior three quarters and the first half of fiscal 2019 due directly to actions taken to counteract compression.

“As of the fourth quarter, the Company will report across three segments compared to its historical two-segment structure. The Corrosion Protection and Waterproofing segment, formerly known as Construction Materials, is changed in name alone, consisting of our coating and lining systems, pipeline coatings, building envelope and bridge and highway product lines. The Industrial Materials segment, however, has been divided into two segments: Adhesives, Sealants and Additives and Industrial Tapes. The electronic and industrial coatings and the specialty chemical intermediates product lines comprise the Adhesives, Sealants and Additives segment; while going forward the Industrial Tapes product lines will include legacy cable materials, specialty products, pulling and detection and electronic materials. The timing of this fourth quarter reorganization comes in the context of our continued integration of recently acquired businesses and changes in senior leadership, and it positions us well to capitalize on future growth opportunities.”

Adhesives, Sealants and Additives:

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2019	2018	2019	2018
Revenue	$25,983	$27,785	$104,796	$101,690
Cost of products and services sold	15,006	16,334	60,345	53,324
Gross Margin	$10,977	$11,451	$44,451	$48,366
Gross Margin % **	42%	41%	42%	48%

**Adjusted to remove the impact of inventory step up (which was adjusted downward in the fourth quarter as part of our purchase price accounting) the GM% would be 40% and 49% for the quarter and year ended August 31, 2018, respectively.

“Revenue for the Adhesives, Sealants and Additives segment was favorable compared to fiscal 2018 despite substantial headwinds in Asian markets that adversely impacted our electronic and industrial coatings product line which sells into the automotive and appliance industries in North America, Europe and Asia. Sales were up for our specialty chemical intermediates product line on predominantly North American focused sales, which benefitted from a full-year contribution from our Zappa Stewart business acquired in the prior year.”

Industrial Tapes:

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2019	2018	2019	2018
Revenue	$31,520	$33,862	$129,845	$130,598
Cost of products and services sold	21,956	23,320	93,299	92,418
Gross Margin	$9,564	$10,542	$36,546	$38,180
Gross Margin %	30%	31%	28%	29%

“Compared to the prior year, the Industrial Tapes segment experienced a slight decrease in revenue and a slight increase in cost of products and services sold. The former was related to the divestiture of our structural composites product line in fiscal 2018 and soft Asian markets for our electronic materials product line; while the latter was driven by the impact of tariffs on raw material costs and increased manufacturing costs incurred in the first half of the year as part of the consolidation of our cable materials manufacturing. Increased costs were incurred in the first half of fiscal 2019 to maintain service levels at our Oxford, MA and Lenoir, NC wire and cable materials manufacturing facilities, following the closure of our Pawtucket, RI facility. In the second half of the year, following the initial period of transition, the Company began to recognize the long-term cost savings initially sought by combining the operations.  The segment benefitted from strong contributions from the pulling and detection, cable materials and specialty products product lines.

“The Company also began a transition of its pulling and detection manufacturing operations from Granite Falls, NC to our existing Hickory, NC facility during fiscal 2019. This transition is on track, and we currently do not anticipate any period of increased operational costs, beyond our separately disclosed moving costs, for this project.”

Corrosion Protection and Waterproofing:

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2019	2018	2019	2018
Revenue	$12,602	$15,831	$46,710	$51,900
Cost of products and services sold	7,007	8,344	26,519	29,394
Gross Margin	$5,595	$7,487	$20,191	$22,506
Gross Margin %	44%	47%	43%	43%

“For fiscal 2019, the Corrosion Protection and Waterproofing segment’s revenue was unfavorable compared to the prior year. Declines were concentrated in the pipeline coatings products—in Middle East and North American markets—and in our bridge and highway products. Tight credit markets in the Middle East and the nonrecurrence of high-profile bridge jobs in the eastern U.S. seen in the prior year drove these results. Offsetting these decreases were increased sales of our building envelope and coating and lining system products. Despite softer sales than the prior year, the segment’s cost of products and services sold as a percentage of revenue was consistent with whole-year fiscal 2018.”

Other Matters:

Christian J. Talma, Chief Financial Officer, added, “We continue to benefit from the favorable tax rates enacted by recent domestic tax reform.   Our recognized effective tax rate for fiscal 2019 was 24.9%, which is within the range we anticipate moving forward, after factoring out the effects of any significant discrete items in individual periods.

“During fiscal 2019, our strong domestic operational cash flow and repatriated cash from our U.K. operations facilitated the complete payoff of remaining debt related to the 2018 Zappa Stewart acquisition. Apropos of the strength of our cash flows, net cash from operations saw year-over-year increases for both the full-year and the fourth quarter.  Coupled with a solid balance sheet, $48 million in cash as of August 31, 2019 and our $150 million credit facility, we are uniquely positioned with financial flexibility to execute future opportunities in the market.”

Mr. Chase also commented, “We continue to focus on our core strategic drivers to generate long-term shareholder value.  Organic growth headwinds have forced us to put more emphasis on leveraging fixed costs through consolidation, while allowing for enough management bandwidth to effectively accomplish inorganic initiatives.  Although we were disappointed to have not completed an acquisition in fiscal 2019, our deliberate and disciplined approach has us prepared to capitalize on our robust deal pipeline as we pursue the right fit transactions for long-term success.”

The following table summarizes the Company’s financial results for the three months and years ended August 31, 2019 and 2018.

	For the Three Months Ended August 31,		For the Year Ended August 31,
All figures in thousands, except per share figures	2019	2018	2019	2018
Revenue	$70,105	$77,478	$281,351	$284,188
Costs and Expenses
Cost of products and services sold	43,969	47,998	180,163	175,136
Selling, general and administrative expenses	13,029	14,230	52,728	51,643
Loss on impairment of goodwill	—	—	2,410	—
Acquisition-related costs	—	—	—	393
Operations optimization costs	533	1,272	986	1,272
Operating income	12,574	13,978	45,064	55,744
Interest expense	(62)	(298)	(519)	(1,172)
Gain on sale of license	—	—	—	1,085
Gain on sale of businesses	—	—	—	1,480
Other income (expense)	113	294	(992)	(172)
Income before income taxes	12,625	13,974	43,553	56,965
Income taxes	2,551	2,811	10,842	13,822
Net income	$10,074	$11,163	$32,711	$43,143
Net income per diluted share	$1.07	$1.18	$3.46	$4.56
Weighted average diluted shares outstanding	9,384	9,373	9,379	9,366
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$10,074	$11,163	$32,711	$43,143
Interest expense	62	298	519	1,172
Income taxes	2,551	2,811	10,842	13,822
Depreciation expense	1,128	1,947	4,762	5,817
Amortization expense	3,106	3,357	12,445	11,807
EBITDA	$16,921	$19,576	$61,279	$75,761
Cost of sale of inventory step-up	—	(460)	—	1,070
Acquisition-related costs	—	—	—	393
Gain on sale of license	—	—	—	(1,085)
Gain on sale of businesses	—	—	—	(1,480)
Loss on impairment of goodwill	—	—	2,410	—
Operations optimization costs (excluding depreciation)	533	590	986	590
Pension settlement costs	27	—	511	—
Adjusted EBITDA	$17,481	$19,706	$65,186	$75,249

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2019	2018	2019	2018
Reconciliation of net income to adjusted net income
Net income	$10,074	$11,163	$32,711	$43,143
Transitional impact of the Tax Cuts and Jobs Act, net	—	84	(140)	681
Excess tax benefit related to ASU No. 2016-09	(157)	(944)	(157)	(1,921)
Cost of sale of inventory step-up	—	(460)	—	1,070
Acquisition-related costs	—	—	—	393
Gain on sale of license	—	—	—	(1,085)
Gain on sale of businesses	—	—	—	(1,480)
Loss on impairment of goodwill	—	—	2,410	—
Operations optimization costs	533	1,272	986	1,272
Pension settlement costs	27	—	511	—
Income taxes ***	(118)	(209)	(821)	(44)
Adjusted net income	$10,359	$10,906	$35,500	$42,029
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.10	$1.15	$3.76	$4.44

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2019	2018	2019	2018
Reconciliation of cash provided by operations to free cash flow
Net cash provided by operating activities	$19,260	$14,421	$49,535	$46,071
Purchases of property, plant and equipment	(647)	(580)	(2,488)	(3,488)
Free cash flow	$18,613	$13,841	$47,047	$42,583

*** For the three months and year ended August 31, 2019, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our estimated effective U.S. statutory Federal tax rate for fiscal 2019. For the three months and year ended August 31, 2018, represents the aggregate tax effect assuming a 25.7% tax rate for the items impacting pre-tax income, which was our effective U.S. statutory Federal tax rate for fiscal year 2018 following the enactment of the Tax Cuts and Jobs Act in December 2017.

Contact:

Ruthanne Hawkins

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, a  global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA,  Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA,  Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS,  EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.